Mail Stop 3561



      September 15, 2005


Via U.S. Mail and Fax
Mr. Dirk Sodestrom
Chief Financial Officer
Westaff, Inc.
298 North Wiget Lane
Walnut Creek, CA  94598-2453

	Re:	Westaff, Inc.
      Form 10-K for Fiscal Year Ended October 30, 2004
		Filed January 28, 2005



Dear Mr. Sodestrom:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								/s/ Larry Spirgel
								Assistant Director
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549